Exhibit 99.1

Investor Contact:	William I. Kent/Crocs Inc. (303) 848-7000 wkent@crocs.com

Media Contact:	Katy Lachky/Crocs Inc. (303) 848-7000 klachky@crocs.com

Crocs Inc. Reports 2012 Third Quarter Financial Results

Company Reports Earnings Per Diluted Share of $0.49 and

Record Third Quarter Revenue of $295.6 million

NIWOT, COLORADO – October 24, 2012 – Crocs Inc. (NASDAQ: CROX) reported today financial results for the third quarter ended September 30, 2012. Revenue for the third quarter of 2012 increased 7.5% to $295.6 million compared with revenue of $274.9 million reported in the third quarter of 2011. Net income for the third quarter of 2012 was $45.1 million, or $0.49 per diluted share, compared with net income of $30.2 million, or $0.33 per diluted share, in the third quarter of 2011.

From a channel perspective, wholesale sales increased 1.5% to $156.2 million compared with sales of $154.0 million in the third quarter of 2011. Internet sales increased 6.0% to $27.1 million compared with sales of $25.6 million in the third quarter of 2011. Retail sales increased 17.7% to $112.2 million compared with sales of $95.3 million in the third quarter of 2011. The company ended the quarter with 499 retail store locations compared with 410 locations a year ago. Global same store sales for the third quarter of 2012 increased 1.0% on a currency neutral basis, as the Americas increased 5.5%, Europe increased 0.9%, and Asia declined 6.3%.

Sales growth during the quarter was driven by strength in the Americas and Asia. Geographically, revenue increased 7.4% for the Americas, 11.3% for Asia and decreased 2.9% for Europe. On a constant currency basis revenue, increased 8.6% for the Americas, 13.0% for Asia, 7.3% for Europe, and 10.3% globally.

“Our revenue growth during the third quarter reflects the benefit of balanced distribution channels globally. Our direct to consumer channel in the Americas increased 12% on year-over-year basis, highlighted by a mid single digit same store sales gain, and our expanded presence in Asia resulted in a direct to consumer sales increase of 17% in that region,” said John McCarvel, President and Chief Executive Officer. “Our Americas and Asia performance helped to more than offset weakness in the European market, where challenging macroeconomic conditions and foreign currency exchange rate fluctuations continue to pressure our results. At the same time, we haven’t been fully immune to some of the recent choppiness in Asia, particularly in Japan, where consumer demand slowed as the third quarter progressed. Despite the economic headwinds we faced during quarter, we continued to grow the business and make strategic progress toward our long-term goal of evolving Crocs into a four-season brand. For the spring summer 2013 season our wholesale pre-books have been strong. We are excited about the prospects for 2013 as enthusiasm for our products continues to grow and our opportunities globally expand.”

Margins

Gross profit for the third quarter of 2012 increased 9.2% to $160.7 million, or 54.4% as a percentage of sales, from $147.2 million, or 53.5% as a percentage of sales in the same period last year. Selling, General, & Administrative expenses (SG&A) increased 8.1% to $120.7 million versus $111.7 million a year ago. As a percentage of sales, SG&A was 40.8% compared with 40.6% in the third quarter of 2011.

Balance Sheet

Cash and cash equivalents at September 30, 2012 increased 41.8% to $312.6 million compared to $220.4 million at September 30, 2011. Inventories at September 30, 2012 were $187.5 million, up 24.1% compared to inventories at September 30, 2011 of $151.1 million. Inventory levels during the third quarter of 2012 were partially driven by the 22% increase in retail store locations in the quarter and the need for additional inventory for the 35 to 40 new store openings planned for the fourth quarter of 2012.

Backlog

Backlog at September 30, 2012 increased 33.2% to $395.4 million compared with backlog of $296.8 million at September 30, 2011. John McCarvel continued “We saw exceptional growth in third quarter of 2012 pre-books as our wholesale customers accelerated their order books to secure sourcing for spring summer deliveries of our hottest new products for 2013, which include the huarache, molded boat shoes, and our women’s wedge line.”

Income Taxes

For the quarter, the company recorded a non-recurring tax benefit of $11.4 million due to a reversal of certain tax provisions and the release of certain valuation allowances associated with deferred tax assets.

Guidance

For the fourth quarter of 2012, the Company expects break-even diluted earnings per share on revenue of $220 million.

2

Conference Call Information

A conference call to discuss Crocs’ 2012 third quarter financial results is scheduled for today (October 24, 2012) at 5:00 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to www.earnings.com prior to the call, where you can download the software for free.

About Crocs, Inc.

Celebrating its 10th anniversary in 2012, Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers several distinct shoe collections with more than 300 four-season footwear styles. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs fans “Get Crocs Inside” every pair of shoes, from the iconic clog to new sneakers, sandals, boots and heels. Since its inception in 2002, Crocs has sold more than 200 million pairs of shoes in more than 90 countries around the world. The brand celebrated reaching $1 billion in annual sales in 2011.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding future revenue and earnings, backlog, future orders, prospects and product pipeline. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

###

3

###

4

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ thousands, except per share data)	2012	2011	2012	2011
Revenues	$295,569	$274,897	$898,309	$797,189
Cost of sales	134,826	127,722	396,682	360,591

Gross profit	160,743	147,175	501,627	436,598
Selling, general and administrative expenses	120,729	111,672	349,737	309,769
Asset impairment	—	495	819	527

Income from operations	40,014	35,008	151,071	126,302
Foreign currency transaction (gains) losses, net	21	(2,358)	2,670	(4,560)
Other (income) expense, net	(80)	335	(1,747)	636
Interest expense	377	204	556	632

Income before income taxes	39,696	36,827	149,592	129,594
Income tax expense (benefit)	(5,384)	6,620	14,642	22,377

Net income	$45,080	$30,207	$134,950	$107,217

Net income per common share:
Basic	$0.50	$0.34	$1.50	$1.21

Diluted	$0.49	$0.33	$1.48	$1.18

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ thousands)	September 30, 2012	December 31, 2011	September 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$312,580	$257,587	$220,388
Accounts receivable, net of allowances of $17,557 and $15,508, respectively	121,396	84,760	95,305
Inventories	187,527	129,627	151,109
Deferred tax assets, net	8,042	7,047	14,134
Income tax receivable	5,829	5,828	16,460
Other receivables	26,105	20,295	18,488
Prepaid expenses and other current assets	26,813	20,199	18,654

Total current assets	688,292	525,343	534,538
Property and equipment, net	76,577	67,684	66,115
Intangible assets, net	61,049	48,641	47,372
Deferred tax assets, net	32,882	30,375	31,423
Other assets	32,804	23,410	24,806

Total assets	$891,604	$695,453	$704,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$78,103	$66,517	$57,354
Accrued expenses and other current liabilities	94,389	76,506	75,563
Deferred tax liabilities, net	3,497	2,889	15,237
Income taxes payable	25,260	8,273	22,373
Bank borrowings and current portion of capital lease obligations	28	1,118	1,232

Total current liabilities	201,277	155,303	171,759
Long term income tax payable	30,449	41,665	35,427
Long term deferred tax liabilities, net	—	—	1,070
Other liabilities	18,894	6,705	5,749

Total liabilities	250,620	203,673	214,005

Commitments and contingencies
Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none outstanding	—	—	—
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 90,972,999 and 90,465,878 shares issued and outstanding, respectively, at Sept 30, 2012 and 90,306,432 and 89,807,146 shares issued and outstanding, respectively, at December 31, 2011	91	90	90
Treasury stock, at cost, 522,186 and 499,286 shares, respectively	(19,211)	(19,759)	(20,103)
Additional paid-in capital	305,204	293,959	291,609
Retained earnings	337,620	202,669	197,098
Accumulated other comprehensive income	17,280	14,821	21,555

Total stockholders’ equity	640,984	491,780	490,249

Total liabilities and stockholders’ equity	$891,604	$695,453	$704,254

	Three Months Ended September 30,		% Change	Constant Currency % Change (1)	Nine Months Ended September 30,		% Change	Constant Currency % Change (1)
($ thousands)	2012	2011			2012	2011
Channel revenues:
Wholesale:
Americas	$56,445	$55,430	1.8%	3.9%	$187,870	$172,853	8.7%	10.5%
Asia	76,976	71,286	8.0%	9.4%	249,491	211,734	17.8%	17.6%
Europe	22,667	27,343	(17.1%)	(7.4%)	97,773	109,606	(10.8%)	(3.1%)
Other businesses	161	(80)	(301.3%)	(313.8%)	333	103	223.3%	201.0%

Total Wholesale	156,249	153,979	1.5%	4.6%	535,467	494,296	8.3%	10.6%
Consumer-direct:
Retail
Americas	58,798	52,407	12.2%	12.7%	149,296	131,404	13.6%	14.1%
Asia	41,826	36,245	15.4%	17.6%	110,766	85,301	29.9%	31.6%
Europe	11,550	6,649	73.7%	85.5%	25,158	15,832	58.9%	69.7%

Total Retail	112,174	95,301	17.7%	19.7%	285,220	232,537	22.7%	24.3%
Internet
Americas	16,705	15,010	11.3%	11.8%	46,700	40,196	16.2%	16.4%
Asia	4,893	3,654	33.9%	36.1%	12,319	8,672	42.1%	42.5%
Europe	5,548	6,953	(20.2%)	(9.9%)	18,603	21,488	(13.4%)	(4.5%)

Total Internet	27,146	25,617	6.0%	9.4%	77,622	70,356	10.3%	13.2%

Total Revenues	$295,569	$274,897	7.5%	10.3%	$898,309	$797,189	12.7%	14.8%

	Three Months Ended September 30,		% Change	Constant Currency % Change (1)	Nine Months Ended September 30,		% Change	Constant Currency % Change (1)
($ thousands)	2012	2011			2012	2011
Regional Revenue:
Americas	$131,948	$122,847	7.4%	8.6%	$383,866	$344,453	11.4%	12.6%
Asia	123,695	111,185	11.3%	13.0%	372,576	305,707	21.9%	22.2%
Europe	39,765	40,945	(2.9%)	7.3%	141,534	146,926	(3.7%)	4.6%
Other businesses	161	(80)	(301.3%)	(313.8%)	333	103	223.3%	201.0%

Total Revenues	$295,569	$274,897	7.5%	10.3%	$898,309	$797,189	12.7%	14.8%

(1)

Current period results have been restated using 2011 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Company-operated retail locations:	September 30, 2011	December 31, 2011	Opened	Closed	September 30, 2012
Geography:
Americas	195	197	21	(29)	189
Asia	182	198	74	(39)	233
Europe	33	35	43	(1)	77

Total company-operated retail locations	410	430	138	(69)	499

Type:
Kiosk	67	57	3	(26)	34
Store in Store	92	101	30	(32)	99
Retail stores	167	180	74	(9)	245
Outlet stores	84	92	31	(2)	121

Total company-operated retail locations	410	430	138	(69)	499

Comparable store sales growth (1)	Constant Currency Three Months Ended September 30, 2012 (2)	Constant Currency Nine Months Ended September 30, 2012 (2)

Americas	5.5%	3.7%
Asia	(6.3)	1.2
Europe	0.9	7.5
Total	1.0%	3.1%

(1)

Comparable store status is determined on a monthly basis. Comparable store sales begin in the thirteen month of a store's operation. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion or reduction are excluded until the thirteenth month they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Locations closures in excess of three months are excluded until the thirteen month post re-opening.

(2)

Current period results have been restated using 2011 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.